UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Beacon Roofing Supply, Inc.

(Name of Registrant as Specified In Its Charter)

______________________________

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 11, 2015

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To the shareholders of Beacon Roofing Supply, Inc.:

The 2015 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at the The Ritz-Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida 34108 on Wednesday, February 11, 2015, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Election of nine members to our Board of Directors to hold office until the 2016 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 1);

(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015 (Proposal No. 2);

(3)	To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3);

(4)	The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the shareholder vote resulting from Proposal No. 3, that final vote will not be binding on us and is advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (NASDAQ: BECN) at the close of business on December 22, 2014 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors
/s/ Ross D. Cooper
Ross D. Cooper
Secretary
Herndon, Virginia
January 5, 2015

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 11, 2015: This proxy statement and 2014 Annual Report to Stockholders are available at www.edocumentview.com/BECN.

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

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PROXY STATEMENT

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DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2015 annual meeting of shareholders to be held at The Ritz-Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida 34108 on Wednesday, February 11, 2015, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed on or about January 5, 2015 to shareholders of record as of December 22, 2014. Shareholders should review the information provided in this proxy statement in conjunction with our 2014 annual report to shareholders which accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” The proxy statement and annual report to shareholders are also available to be viewed and downloaded at www.edocumentview.com/BECN.

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

ABOUT THE MEETING

What is the date, time and place of the annual meeting?

Beacon Roofing Supply Inc.’s 2015 Annual Shareholders’ Meeting will be held on Wednesday, February 11, 2015, beginning at 8:00 a.m., local time, at The Ritz-Carlton, Naples, 280 Vanderbilt Beach Road, Naples, Florida 34108.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) election of directors; 2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015; 3) approval of the compensation of our named executive officers on a non-binding, advisory basis; and 4) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Only our shareholders of record at the close of business on December 22, 2014, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 49,471,266 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 49,471,266 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees receiving the support of stockholders representing the greatest numbers of shares of common stock present at the meeting, in person or by proxy and entitled to vote, shall be elected as directors. The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required for the: ratification of the selection of Ernst & Young LLP; approval of the compensation of our named executive officers; and approval of any other matter that may be submitted to a vote of our shareholders. Although our Board of Directors intends to carefully consider the shareholder vote on the compensation of our named executive officers, that final vote will not be binding on us and is advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes will not be counted as votes cast “for” or votes “withheld” for the election of directors. On other matters submitted for a vote, broker non-votes will not be considered in tallying votes cast, and abstentions will be treated as a vote “against.” If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board's recommendations?

As more fully discussed under Summary of Matters to be Voted On, our Board of Directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement; FOR the ratification of the selection of Ernst & Young LLP; and FOR approval of the executive compensation.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this proxy statement; (2) FOR the ratification of the selection of Ernst & Young LLP; (3) FOR the approval of the compensation of our named executive officers; and (4) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

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How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

Who pays for costs relating to the proxy materials and annual meeting of shareholders?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

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STOCK OWNERSHIP

Who are the largest owners of our stock? How much stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock for the following:

•	Each shareholder known by us to beneficially own more than 5% of our common stock;

•	Each of our directors;

•	Each executive officer named in the Summary Compensation Table in “Executive Compensation;” and

•	All directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owners (1)	Shares	Percent
Shareholders owning more than 5% of our common stock:
T. Rowe Price Associates, Inc. (2) 100 East Pratt Street Baltimore, MD 21202	4,968,730	10.0%

Marketfield Asset Management LLC (3) 292 Madison Avenue, 14th Floor New York, NY 10017	3,762,921	7.6%

BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	3,295,089	6.7%

Riverbridge Partners LLC (5) 80 South Eighth Street, Suite 1200 Minneapolis, MN 55402	3,135,785	6.3%

The Vanguard Group (6) 100 Vanguard Boulevard Malvern, PA 19355	2,667,603	5.4%

Artisan Partners Limited Partnership (7) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,583,743	5.1%

Neuberger Berman Group LLC (8) 605 Third Avenue New York, NY 10158	2,511,930	5.0%

Directors and executive officers:
Robert R. Buck (9)	54,293	*
Paul M. Isabella (10)	290,214	*
Joseph M. Nowicki (11)	4,178	*
Ross D. Cooper (12)	12,507	*
James J. Gaffney (13)	40,739	*
Peter M. Gotsch	50,000	*
Wilson B. Sexton (14)	166,320	*
Stuart A. Randle (15)	55,220	*
Richard W. Frost	—	*
Neil S. Novich	—	*
Douglas Young	—	*
All directors and executive officers as a group (12 persons)	673,471	1.4%

*	Less than 1%

(1)	Except as noted, information concerning beneficial ownership of shares is as of December 22, 2014, the record date. Includes the number of shares that such person has the right to acquire beneficial ownership as of that date and which such person has the right to acquire beneficial ownership of within 60 days thereafter. Restricted stock units held by executive officers and directors are not included because no such person has the right to acquire beneficial ownership of the underlying shares as of the record date or within 60 days thereafter. The restricted stock units granted to management will either vest upon achievement of the associated performance target or required passage of time and the restricted stock units granted to independent directors will not settle until on or after the date of the director's termination of service on the Board.
(2)	Based on the share information for T. Rowe Price Associates, Inc. as of June 30, 2014, reported on Schedule 13G filed by them on July 10, 2014. T. Rowe Price Associates, Inc. reported sole dispositive power with respect to all such shares, sole voting power with respect to 1,540,730 shares, and shared voting and dispositive powers with respect to none of the shares.
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(3)	Based on the share information for Marketfield Asset Management LLC as of December 31, 2013, reported on Schedule 13G filed by them on February 14, 2014. Marketfield Asset Management LLC reported sole voting and dispositive powers with respect to 146,800 shares and shared voting and dispositive powers with respect to 3,616,121 shares.
(4)	Based on the share information for BlackRock, Inc. as of December 31, 2013, reported on Schedule 13G filed by them on January 28, 2014. BlackRock Inc. reported sole voting power with respect to 3,145,985 shares, sole dispositive powers with respect to 3,295,089 shares and shared voting and dispositive power with respect to none of the shares.
(5)	Based on the share information for Riverbridge Partners LLC as of December 31, 2013, reported on Schedule 13G filed by them on February 5, 2014. Riverbridge Partners LLC reported sole voting power with respect to 2,551,614 shares, sole dispositive powers with respect to 3,135,785 shares and shared voting and dispositive powers with respect to none of the shares.
(6)	Based on the share information for The Vanguard Group as of December 31, 2013, reported on Schedule 13G filed by them on February 11, 2014. The Vanguard Group reported sole voting power with respect to 68,663 shares, shared voting power with respect to none of the shares, sole dispositive powers with respect to 2,602,940 shares and shared dispositive power with respect to 64,663 shares.
(7)	Based on the share information for Artisan Partners Limited Partnership as of March 12, 2014, reported on Schedule 13G filed by them on March 24, 2014. Artisan Partners Limited Partnership reported shared voting power with respect to 2,125,458 shares, shared dispositive power with respect to 2,583,743 shares and sole voting and dispositive powers with respect to none of the shares.
(8)	Based on the share information for Neuberger Berman Group LLC as of December 31, 2013, reported on Schedule 13G filed by them on February 13, 2014. Neuberger Berman Group LLC reported shared voting power with respect to 2,507,030 shares, shared dispositive power with respect to 2,511,930 shares and sole voting and dispositive powers with respect to none of the shares.
(9)	Includes 5,192 shares issuable upon the exercise of options.
(10)	Includes 179,800 shares issuable upon the exercise of options.
(11)	Includes 4,178 shares issuable upon the exercise of options.
(12)	Includes 8,801 shares issuable upon the exercise of options.
(13)	Includes 36,470 shares issuable upon the exercise of options and 4,269 shares over which Mr. Gaffney shares investment and voting control, but of which Mr. Gaffney disclaims beneficial ownership.
(14)	Includes 70,220 shares issuable upon the exercise of options. Those options and an additional 96,100 shares are held by the Wilson Sexton Revocable Trust, over which Mr. Sexton has sole investment and voting control.
(15)	Includes 55,220 shares issuable upon the exercise of options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the Securities and Exchange Commission (SEC). Officers, directors and shareholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of these forms received or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended September 30, 2014.

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SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Proposal 1.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors for this election is set at nine members. Upon election at the annual meeting, our directors will serve terms expiring at the 2016 annual meeting of shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Robert R. Buck
Paul M. Isabella
Richard W. Frost
James J. Gaffney
Peter M. Gotsch
Neil S. Novich
Stuart A. Randle
Wilson B. Sexton

Douglas L. Young

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Our Company has grown rapidly through internal growth and acquisitions to become what we believe is the second largest wholesale distributor of roofing supplies in North America, operating in 42 U.S. states and in six Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees together provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive body in terms of Board process and collaboration.

Information about Our Nominees

The following information sets forth, as of December 22, 2014, certain information about our nominees (age is in parentheses after each name), all of whom are being nominated for re-election to our Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. There are no family relationships between any of our directors or executive officers. The Board has determined that each of the following directors is independent under Nasdaq listing standards: Richard W. Frost, James J. Gaffney, Peter M. Gotsch, Neil S. Novich, Stuart A. Randle, Wilson B. Sexton and Douglas L. Young. Independent members of our Board shall meet in executive session at least two times a year.

Robert R. Buck (67) - Chairman. Mr. Buck joined us as President and Chief Executive Officer and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained Chief Executive Officer until January 1, 2011. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as Chairman of Multi-Color Corporation and as a director of Quanex Building Products Corporation. Mr. Buck has a bachelor's degree from the University of Cincinnati.

Mr. Buck has overseen the growth of the Company from a private company with 65 branches and approximately $600 million in annual sales to a public company with 264 branches as of September 30, 2014 and $2.3 billion in sales in fiscal year 2014. His continued leadership as Chairman of the Board will be a major advantage to the Company and the Board as we continue to grow and make planned acquisitions.

Paul M. Isabella (59) - President and Chief Executive Officer. Mr. Isabella joined us in November 2007 as President and Chief Operating Officer and was promoted to Chief Executive Officer effective January 1, 2011. He was first elected a director in February 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a bachelor's degree from State University of New York at Cortland.

Mr. Isabella led the Company to record sales in fiscal 2014, fiscal 2013 and fiscal 2012, led our operational and cost-reduction improvement initiatives during very challenging economic and industry conditions, and has formed an effective organizational structure to facilitate future growth. We believe it is important that the CEO be an integral part of our Board’s decision-making process.

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Richard W. Frost (63) - Mr. Frost has served as a director since July 2012. He retired as Chief Executive Officer of Louisiana-Pacific Corporation, a manufacturer of building materials, in May 2012, having served in that capacity since December 2004. Mr. Frost previously served as that company’s Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. He currently serves on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States with over 1,300 stores in 48 states. He also serves as a director of privately-held The Westervelt Company. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an M.B.A., Finance from Northwestern State University of Louisiana.

Mr. Frost’s executive and director experience, including deep operational experience in the building products industry and success in growth situations and with acquisitions, will be very helpful to the Board and management as the Company looks to expand its available products and pursue aggressive acquisition growth.

James J. Gaffney (74) - Mr. Gaffney became a director in July 2004. From 1998 through 2003, he served as Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds. Mr. Gaffney also previously served as Chairman of the Board of Directors of Imperial Sugar Company until 2012. He presently serves on public boards as a director of Pool Corporation and Armstrong World Industries, Inc. and previously served as a director of World Color Press Inc. and Carmike Cinemas, Inc. Mr. Gaffney has a bachelor’s degree from St. John's University and an M.B.A. from New York University.

Mr. Gaffney's broad business experience, ranging from investment fund consulting to manufacturing to corporate reorganizations, gives him a unique perspective to share with the Board and management.

Peter M. Gotsch (50) - Mr. Gotsch has served as a director since 1997 and Lead Independent Director since 2011. He has been a Managing Director of Svoboda Capital Partners, a private equity firm, since 2011 and was the Managing Partner of Ellipse Capital, a private equity firm, from 2008-2011. Previously, Mr. Gotsch was a Partner with Code Hennessy & Simmons LLC and employed by its affiliates from 1989 to 2008. Mr. Gotsch previously served as a director of Houston Wire & Cable Company and Hillman Companies, Inc. Mr. Gotsch holds a bachelor's degree from St. Olaf College and an M.B.A. from Northwestern University.

As a result of these and other experiences, as well as his over 15 years as a member of our Board, Mr. Gotsch has a depth of experience in a variety of distribution businesses and expertise in the building supply business. Mr. Gotsch is also recognized as a Certified Professional Director in the United States by the National Association of Corporate Directors.

Neil S. Novich (60) - Mr. Novich has served as a director since July 2012. He is the former Chairman, President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and CEO in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, he spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich serves on the boards of Hillenbrand, Inc., Analog Devices, Inc., and W.W. Grainger, Inc. Mr. Novich has a bachelor's degree in physics from Harvard University and master's degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Mr. Novich understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

Stuart A. Randle (55) - Mr. Randle has served as director since February 2006. From 2004 through 2014, Mr. Randle served as President, CEO and Director of GI Dynamics, a healthcare company publicly-traded on the Australian Stock Exchange. He currently serves as a Director of Teleflex Incorporated and is a member of its Compensation Committee. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle holds a bachelor's degree in mechanical engineering from Cornell University and an M.B.A. from the Kellogg Graduate School of Management, Northwestern University.

Mr. Randle’s executive and director experience, including success in growth situations and with acquisitions, is a valuable asset for the Board and management as the Company moves forward with its planned continued growth.

Wilson B. Sexton (78) - Mr. Sexton became a director in October 2004. Mr. Sexton has been the Chairman of the Board and a director of Pool Corporation since 1993. From January 1999 to May 2001, he also served as Chief Executive Officer of Pool Corporation. He presently serves as a board member of Houston Wire & Cable Company. Mr. Sexton is a Certified Public Accountant and holds a bachelor's degree from Southern Methodist University.

Mr. Sexton understands well the issues facing boards and executive management of public corporations. He has a strong financial acumen and extensive managerial experience, having led another wholesale distribution company through a period of significant growth.

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Douglas L. Young (52) - Mr. Young became a director in October 2014. Mr. Young has served as Executive Vice President, President and Chief Operating Officer of Lennox International Inc.’s Residential Heating and Cooling segment since October 2006. Prior to his appointment, he served as Vice President and General Manager of North American Residential Products since 2003 and as Vice President and General Manager of Lennox North American Residential Sales, Marketing, and Distribution from 1999-2003. Prior to his employment with Lennox, Mr. Young was employed in the Appliances division of GE, where he held various management positions before serving as General Manager of Marketing for GE Appliance division's retail group from 1997-1999 and as General Manager of Strategic Initiatives in 1999. Mr. Young holds a bachelor’s degree from Creighton University and a master’s degree in management from Purdue University.

The Board of Directors recommends that you vote FOR the election of the nominees.

Proposal 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015 (“fiscal 2015”).

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for our 2015 fiscal year.

Proposal 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a shareholder an advisory vote on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually, and the next such vote will occur at our 2016 annual meeting of shareholders.

Our Company has grown rapidly through internal growth and acquisitions to become the second largest wholesale distributor of roofing supplies in North America, operating in 42 U.S. states and in six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align total executive compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and stock awards, and certain perquisites such as an auto allowance and fuel reimbursement. Cash bonuses are linked to quantitative and qualitative performance objectives. Most of the target cash bonuses for which our executives are eligible are linked directly to Company quantitative performance in accordance with the terms of the cash incentive program.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

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BOARD OF DIRECTORS' MEETINGS,
COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal 2014?

During fiscal 2014, our Board of Directors held seven meetings. No incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. Although our Board members typically attend the annual meeting of shareholders in person, as a result of severe winter weather in the Durham, NC area at the time of last year’s meeting, our Chairman, CEO and all of our non-employee directors attended the 2014 annual meeting of shareholders telephonically. Generally, it is our policy for all directors to attend the annual meeting of shareholders.

What is the Board’s leadership structure?

Robert Buck serves as the Chairman of the Board and remains a member of executive management. Furthermore, our current CEO, Paul Isabella, was elected to the Board in February 2011. The Board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;

•	our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Employee Code of Business Ethics and Conduct”);

•	our independent directors meet in regularly scheduled executive sessions without management present; and

•	in determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Buck’s leadership of the Board to date.

Because our Chairman of the Board is not considered an independent director, our Board has elected a Lead Independent Director. Mr. Gotsch currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	preside at meetings of the Board’s independent directors;

•	assign certain tasks to the Board’s committees from time to time;

•	recommend agenda items and times for Board meetings; and

•	perform such other functions as the Board may direct.

Our business and affairs are managed under the direction of our Board, which is the Company's ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board's key mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;

•	the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly, the Chairman, Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•	through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

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The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

What committees has the Board established?

The Board of Directors has established three committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee held six meetings in fiscal 2014. The Audit Committee assists the Board in monitoring:

•	management’s process for ensuring the integrity of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	management’s process for ensuring our compliance with legal and regulatory requirements.

As a key part of its responsibilities above, the Audit Committee selects the independent registered public accounting firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The Audit Committee currently is composed of Neil Novich, Peter Gotsch, Wilson Sexton and Douglas Young, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and is independent under Nasdaq listing standards. The Board has also determined that Mr. Novich is an “audit committee financial expert” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Novich, Gotsch, Sexton and Young meet Nasdaq's financial knowledge requirements. On February 13, 2013, Mr. Novich was appointed Chairman of the Audit Committee. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The Audit Committee operates under a formal charter that governs its duties and conduct. The Audit Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our Audit Committee's responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal 2014.

Compensation Committee

The Compensation Committee held six meetings in fiscal 2014. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding cash compensation and non-equity benefits of executive officers and key employees of the Company. The Compensation Committee also administers and makes awards under the Company’s stock plan. One of the key duties of the Compensation Committee is to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the Compensation Committee reviews the compensation of the Chairman and the Chief Executive Officer as well as the Chief Executive Officer's recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee is composed of four directors who are independent under Nasdaq listing standards (as adopted under SEC rules) and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the Compensation Committee are Stuart Randle, James Gaffney, Wilson Sexton and Richard Frost.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The Compensation Committee complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this proxy statement for a further description of our Compensation Committee's responsibilities, as well as its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon's executive officers for fiscal 2014.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings in fiscal 2014. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become Board members, recommending directors for appointment to Board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the Board of Directors on the Board's self-evaluation questionnaire. The Nominating and Corporate Governance Committee is currently composed of James Gaffney, Stuart Randle, Peter Gotsch and Richard Frost, each of whom is independent under Nasdaq listing standards.

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by shareholders, the Nominating and Corporate Governance Committee considers among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. Although the Company's corporate governance guidelines do not prescribe specific diversity standards, as a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions.

The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our corporate secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate's signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the secretary not less than 90 calendar days and not more than 120 calendar days before the one-year anniversary date of our most recent annual meeting of shareholders. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Further information related to the Nominating and Corporate Governance Committee is included in the Nominating and Corporate Governance Committee charter, available on our website at www.becn.com. In addition, corporate governance guidelines adopted by the committee can be found following the charter on our website. In addition, the charter and guidelines are available in print to any shareholder who requests them in writing to our Chief Accounting Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our Board of Directors can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board of Directors or an individual director. In the alternative, shareholders and other interested parties may communicate with the Board of Directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Chief Accounting Officer. Each communication intended for members of the Board of Directors and received by the Chief Accounting Officer will be reviewed by the Chief Accounting Officer. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Information on Executive Compensation section of this proxy statement.

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AUDIT COMMITTEE MATTERS

Audit Committee's Pre-Approval and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC's rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including tax services performed to fulfill the auditor's responsibility under generally accepted auditing standards) and internal controls and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services (e.g. due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The chairman of the Audit Committee, acting pursuant to delegated authority, may pre-approve any non-audit services, up to a limit of $20,000.

Audit and Non-Audit Fees

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2014 and September 30, 2013.

Year	Audit	Audit-Related	Tax	All Other	Total
2014	$1,666,157	$45,795	$42,857	$—	$1,754,809
2013	$1,216,135	$87,150	$152,041	$—	$1,455,326

Audit fees include fees and expenses for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls and the reviews of the interim financial statements included in our Form 10-Qs.

The audit-related services reflect audit fees and expenses for our 401(k) profit-sharing plan and due diligence fees associated with the review of the 2014 acquisitions.

Tax fees represent professional services related to tax compliance and consulting, including those associated with acquisitions and tax due diligence in the U.S. and Canada.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant's independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for their services.

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Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company's financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company's financial reporting process on behalf of the Company's Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has discussed with the independent registered public accounting firm the auditor's independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee approved that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2014.

AUDIT COMMITTEE:

Neil S. Novich, Chairman
Peter M. Gotsch
Wilson B. Sexton

Douglas L. Young

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EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of the Board of Directors. Information on our executive officers who were serving as of the end of fiscal 2014 is as follows:

Name	Age	Position
Robert R. Buck	67	Chairman of the Board
Paul M. Isabella	59	President and Chief Executive Officer, Director
Joseph M. Nowicki	53	Executive Vice President, Chief Financial Officer
Ross D. Cooper	49	Senior Vice President, General Counsel and Secretary

Robert R. Buck - Chairman.  Mr. Buck joined us as President and Chief Executive Officer (CEO) and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained CEO until January 1, 2011. Prior to joining us, he served as President-Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President-Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as Chairman of Multi-Color Corporation and as a director of Quanex Building Products Corporation. Mr. Buck has a bachelor’s degree from the University of Cincinnati.

Paul M. Isabella - President and Chief Executive Officer.  Mr. Isabella joined us as President and Chief Operating Officer in November 2007 and was promoted to CEO effective January 1, 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a bachelor’s degree from State University of New York at Cortland.

Joseph M. Nowicki - Executive Vice President, Chief Financial Officer.  Mr. Nowicki joined us as Executive Vice President and Chief Financial Officer on April 1, 2013. He was the Chief Financial Officer and Treasurer for Spartan Motors, Inc., a custom chassis and vehicle manufacturer, from June 2009 to March 2013. Prior to Spartan, he was with Herman Miller, Inc., a furniture manufacturer, from 1992 through 2009 where he held progressive financial roles, lastly as Vice President, Investor Relations and Treasurer. He also held past financial positions with IBM and General Motors. Mr. Nowicki is a Certified Public Accountant and holds a bachelor’s degree from Canisius College and an M.B.A. from the University of Michigan.

Ross D. Cooper - Senior Vice President, General Counsel and Secretary.  Mr. Cooper joined us in July 2006. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a bachelor’s degree in civil engineering from Cornell University and a J.D. from George Washington University Law School.

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INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives as well as review the Chief Executive Officer's performance, recommend the annual compensation of the Chairman and the Chief Executive Officer, review the Chief Executive Officer's recommendations on compensation of our other executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee also administers and makes awards under our stock plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the attainment of our annual and long-term performance goals. The annual goals are principally based upon our income before income taxes and the long-term goals are principally based on our stock price and return on invested capital.

The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and restricted stock awards, and certain perquisites such as an auto allowance and fuel reimbursement. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company does not engage in specific numerical benchmarking in determining executive compensation. As described below, our Compensation Committee periodically considers available compensation data from peer companies. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the information as a general guideline in exercising its discretion in determining compensation for our executive officers.

In reviewing and determining executive compensation levels for fiscal 2014, the Compensation Committee utilized Frederick W. Cook & Company, Inc. (“Cook & Co.”) to complete a compensation analysis of our overall executive compensation packages and for purposes of reviewing the established peer group used by the Compensation Committee. In addition, Cook & Co. reviewed the latest data for a peer group of distribution companies, most of which are of similar size and market capitalization as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by Cook & Co., and at its recommendation, we modified our peer group utilized in assessing our executive compensation for fiscal 2014 to include Applied Industrial Technologies, Builders FirstSource, Central Garden & Pet Company, DXP Enterprises, Kaman, MSC Industrial Direct Co., Patterson Companies, Pool Corp., RPM International, Universal Forest Products and Watsco. This peer group data was one consideration included in the Compensation Committee’s process of determining executive compensation for fiscal year 2014. The Compensation Committee uses the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own discretion in setting overall executive compensation.

In setting executive compensation for the fiscal 2014, the Compensation Committee largely followed the same methodology used in setting executive compensation in prior years, with the principal change of adding time-based restricted stock units. The Committee used the same methodology based in part on its consideration of the results of the then most recent shareholder advisory vote on our executive compensation held on February 13, 2013, in which over 98% of the shares present at the meeting and entitled to vote supported the compensation of our named executive officers.

The Compensation Committee considered various factors bearing upon Cook & Co.’s independence and determined that Cook & Co. is independent and that its engagement did not present any conflicts of interest. Cook & Co. provides no other services to the Company. See “—Compensation for Fiscal Year 2015” below.

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Base Salaries

The first element of our compensation program is salary. As noted above, the Compensation Committee evaluates the performance of our Chairman and our Chief Executive Officer, and recommends their salaries to the full Board of Directors in light of those evaluations. The Compensation Committee reviews the base salaries of the Chairman and the Chief Executive Officer on an annual basis in consideration of their performance during the previous year. Mr. Buck's base salary remained at $300,000 for fiscal 2014. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chairman's performance in setting fiscal 2014 compensation:

•	the Company's performance and relative shareholder return;

•	the value of Mr. Buck's continued leadership role to both the Company and the Board as executive chairman; and

•	the compensation plans of chairmen of comparable companies.

Mr. Isabella's base salary was set at $630,000 for fiscal 2014. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer's performance in setting fiscal 2014 compensation:

•	the Company's performance and relative shareholder return;

•	the value of Mr. Isabella's leadership;

•	the compensation plans of chief executive officers of comparable companies; and

•	the recommendations of an independent compensation consultant (discussed above).

Base salaries of our executive officers other than the Chairman and the Chief Executive Officer are also recommended annually by the Compensation Committee to the full Board of Directors after consultation with, and upon the recommendation of, both the Chairman and Chief Executive Officer. The base salary of each executive officer is recommended by the Chairman and the Chief Executive Officer to the Compensation Committee after evaluating each executive officer's performance over the year in consideration of (i) the Company's overall financial performance, (ii) the individual's performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions).

The Compensation Committee considers a number of factors when evaluating the Chairman’s and the Chief Executive Officer's recommendations regarding base salaries for the other executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive bonus. Annual incentives are a significant component of executive compensation, reflecting the Company's belief that management's contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these bonuses play a key role in enabling us to attract, retain and motivate our employees.

For fiscal 2014, under the terms of our management cash bonus plan, a base bonus amount was set for each participant. Those amounts are set forth below in the Grants of Plan Based Awards table under the heading “Target.”

The bonuses for our executive officers named in the Summary Compensation Table were based 90% on a Company-wide income before taxes target and 10% on qualitative performance evaluations of strategic performance goals by the Compensation Committee of our Chairman and our Chief Executive Officer and by our Chairman and our Chief Executive Officer of the other named executive officers, as presented to the Compensation Committee. If the income before taxes target was not met at the 100% level, the participant's bonus with respect to that target was pro-rated on a straight line basis if the participant achieved a range of 85% to 100% of target, with no bonus paid at less than 85% of target. The individual strategic performance goals, as further outlined below, considered such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism. In addition, each participant could receive an additional maximum performance bonus if income before taxes exceeded 100% of target, up to an amount equal to 80% for Mr. Isabella and 60% for Mr. Nowicki and Mr. Cooper. If the Company exceeded the target, the named executives each would have earned a bonus equal to 6% of the amount of earnings before income taxes (net of such bonuses) that exceeded the target, up to their respective maximum performance bonus amount.

For fiscal 2014, the Company achieved income before taxes of approximately $88.8 million compared to an established target of approximately $143.0 million for the named executives. Our Board of Directors established the annual income before taxes target based on market conditions and reasonable rates of expected annual growth. Based on the Company’s actual results each of the named executive officers did not earn any of the quantitative bonus and therefore were not eligible for the additional maximum performance bonus for fiscal 2014. In addition, as outlined below, each named executive officer that earned a bonus earned it based on qualitative performance evaluations of specific management objectives. The bonus amounts paid to each named executive officer for fiscal 2014 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Total bonuses earned for fiscal 2014, comprised of the bonus resulting from their individual qualitative performance evaluations, were $18,000 for Mr. Buck, $47,250 for Mr. Isabella, $21,500 for Mr. Nowicki and $16,206 for Mr. Cooper.

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Notwithstanding the terms of the management cash bonus plan and the annual targets, the Compensation Committee retains full discretion to award discretionary bonuses to the Chairman, Chief Executive Officer and others in light of the totality of the circumstances. The Compensation Committee considers the Chairman’s and Chief Executive Officer's recommendations in determining discretionary cash awards for our other named executive officers. The Chairman’s and Chief Executive Officer's recommendations are guided by their evaluations of the Company's actual financial performance compared with our performance goals and their assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company's business objectives. The Compensation Committee, Chairman and Chief Executive Officer also consider extraordinary efforts by executive officers in various projects or initiatives during the year. For 2014, the Compensation Committee did not approve, nor did the Company pay, discretionary bonuses to the Chairman, Chief Executive Officer or other named executive officer.

In addition to the duties and responsibilities associated with their executive positions, each of our named executive officers are assigned specific annual objectives to attain in order to qualify for part or all of a 10% portion of their base bonus. For 2014, these specific management objectives were largely equally weighted and are described below along with the percentage of the base bonus earned by the complete achievement of the objective.

Mr. Buck — in addition to providing strategic direction to the Company, its executive team, and its Board of Directors, and providing guidance to the Company’s investor relations efforts, Mr. Buck’s specific 2014 goals were:

•	provide direction, advice and counsel to the Company’s CEO on the Company’s long-term strategic plan and the achievement of organic growth and growth through acquisitions (2.5%); Mr. Buck achieved this goal through regular interaction with our CEO during the development of the Company’s long-term strategic plan and the organic and acquisition growth objectives of the Company. During the fiscal year, the Company again achieved record sales, completed one acquisition with two others being completed within two weeks after the close of the fiscal year and exceeded its stated goal of opening 25 new branches;

•	enhance the Company’s acquisition program by continuing to identify and meeting with acquisition candidates and leading the Company’s acquisition efforts by negotiating transaction terms and providing guidance during the financial analysis and closing processes (2.5%); Mr. Buck achieved this goal by facilitating one successful acquisition during the fiscal year and two others that closed within two weeks of the end of the fiscal year and by the continued development of the acquisition “pipeline”;

•	focus on talent development and succession planning in the Company’s senior management team to ensure that it has the capability and capacity to lead the Company into the future (2.5%); Mr. Buck achieved this goal through regular interaction with members of the Company’s senior leadership team in which he provided advice and guidance to assist with their achievement of their individual performance goals and the overall financial performance of their respective divisions and/or functional departments. Mr. Buck also worked very closely with our CEO to create a more formalized succession plan for the Company’s senior leadership team; and

•	provide direction and leadership to achieve organic growth through the Company’s new branch opening initiative (2.5%). Mr. Buck achieved this goal by providing direction, advice and counsel to our senior leadership team responsible for new branch openings, enabling the company to exceed its goal of 25 new branch openings in fiscal 2014.

Mr. Isabella — in addition to his responsibility to lead and manage all aspects of the Company’s operational and financial performance, including vendor relations, safety, human resources, sales and marketing, credit, legal and investor relations, Mr. Isabella’s specific 2014 goals were:

•	develop a long-term strategic plan and ensure mechanisms are in place to implement and track the progress of the achievement of the plan’s objectives (2.5%); Mr. Isabella achieved this goal by leading a series of leadership planning sessions that resulted in the development and implementation of a long-term strategic plan;

•	develop and evaluate the leadership skills and succession potential of the Company’s senior leadership team by working closely with the Vice President of Human Resources to identify performance objectives for senior management, provide relevant coaching and development plans for the Company’s senior leaders, and evaluate the progress and provide feedback to the Company’s senior leaders (2.5%); Mr. Isabella achieved this goal by developing performance objectives and metrics by which to gauge the progress of our senior executives, providing coaching to the senior leadership team members as they worked to achieve their goals, and providing detailed feedback and evaluation of the members of the senior leadership team;

•	develop and implement a process to simplify and improve service level tracking (2.5%). Mr. Isabella led the senior executive team in the planning and development phase of this project, which is expected to be completed in the future; and

•	dedicate time and resources to mentor and develop new Executive Vice President of Supply Chain to include: developing knowledge of our operating systems, fostering relationships with key vendors and increasing financial acumen (2.5%); Mr. Isabella achieved this goal by providing leadership, direction, advice and counsel to the Executive Vice President of Supply Chain and fostering collaboration across the business as part of the onboarding process.

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Mr. Nowicki — in addition to being responsible for all aspects of the Company’s financial management and reporting, leading and managing the Company’s corporate financial department, and providing guidance and oversight to the Company’s regional financial teams, Mr. Nowicki’s specific 2014 goals were:

•	complete the transition of moving the corporate finance function from Peabody, Massachusetts to Herndon, Virginia, providing both for succession planning and training of the Company’s future financial leaders (2.5%); Mr. Nowicki achieved this goal by developing and communicating the strategic rationale, continuing to hire strong talent in Herndon and reorganizing the responsibilities across the function;

•	develop a weekly and monthly executive metrics package for key financial elements including all key performance indicators (2.5%). Mr. Nowicki achieved this goal by introducing a systematic and repeatable methodology with consistent and regular tracking tools and interactions with the field;

•	dedicate time and resources to mentor and develop the senior financial and information technology leadership team to include: Board of Director and executive team exposure, information technology transformation, and increasing financial acumen (2.5%); Mr. Nowicki achieved this goal by providing leadership, direction, advice and counsel to the senior financial and information technology leadership team; and

•	assist in developing the framework and direction of the Company’s five-year strategic plan including development of possible capital structure alternatives (2.5%). Mr. Nowicki achieved this goal by providing support, input advice and counsel regarding the development of the strategic plan and implementing a tracking methodology to track progress.

Mr. Cooper — in addition to being responsible for the management of the Company’s legal affairs, including claims management, commercial leasing, labor relations, contract review, and negotiation and documentation of acquisitions, Mr. Cooper’s specific 2014 goals were:

•	assist and manage greenfield leasing initiative by supervising the real estate group and negotiating to completion new greenfield leases (2.0%); Mr. Cooper achieved this goal by leading the Company’s successful effort to identify 25 greenfield branches during the fiscal year;

•	assist with identification of acquisition prospects, initial meetings with certain acquisition candidates, and negotiation of acquisition transactions (2.0%); Mr. Cooper met this goal by identifying and assisting with several acquisitions during 2014 and managing the acquisition process to reduce costs;

•	increase company awareness of actual and potential legal issues by continuing to prepare and distribute legal bulletins to management (2.0%); Mr. Cooper achieved this goal by preparing and distributing legal alerts and updates to the senior management team on issues affecting the industry;

•	assist in developing and implementing more comprehensive awareness of legal issues by field personnel (2.0%); Mr. Cooper achieved this goal by developing an educational program that was presented to branch management and at human resources meetings throughout the fiscal year; and

•	develop and manage operational improvement initiatives (2.0%); Mr. Cooper achieved this goal by developing and implementing an in-house insurance database function to manage risk, and reduce legal exposure and related expense, as well as supervising the implementation of a more robust facilities tracking database which will allow the Company to more effectively manage facilities-related issues, thereby reducing expense.

Each of the above named executive officer’s respective specific management objectives reflect our focus on continued growth and improvement in execution over our past performance. In light of that focus, the Compensation Committee reviewed the level of achievement of the Chairman’s and CEO’s specific management objectives set forth above. The Chairman and CEO reviewed the level of achievement of Mr. Nowicki’s and Mr. Cooper’s specific management objectives set forth above and reported their recommendations to the Compensation Committee. After careful consideration of the outcomes, the Compensation Committee recommended to the Board of Directors the payment of the bonus awards in the amounts set forth in the narrative above and in the Summary Compensation Table under the heading “Non-equity incentive plan compensation.”

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Since the Company's initial public offering and through fiscal 2014, non-qualified stock options were granted to key members of management at an exercise price equal to the closing price of the Company's common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. In fiscal 2011, we began issuing performance-based restricted stock awards were also granted to certain key members of management. Beginning in fiscal 2014, we also began issuing time-based restricted stock awards to certain key members of management. Similar to stock options, we believe that restricted stock awards reward performance because the value of the stock is also linked to our Company’s long-term performance. The Compensation Committee believes that restricted stock awards can play an important retentive and motivational role that stock options alone may not.

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The 2014 performance-based restricted stock awards represented units that will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital (“ROIC”), net of cash, at the end of the three-year period ending September 30, 2016. The actual number of those units that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level. If the average ROIC is less than 85% of target, no units will vest. If the average ROIC is 85% of target, 50% of the units will vest. If the average ROIC is 100% of target, 100% of the units will vest. If the average ROIC is 115% or more of target, 125% of the units will vest. Achievement between 85% and 100% and between 100% and 115% will be adjusted on the basis of straight-line interpolation.

On November 25, 2014, the performance-based restricted stock awards that were granted in fiscal 2011 vested. The three-year ROIC target for this grant was 8.50%. The Company achieved an actual three-year ROIC of 7.88% over the vesting period and as a result, the grant vested at 77%.

The 2014 time-based restricted stock awards vest on the third anniversary of the date of grant, except for a special grant made to Mr. Nowicki.

The Company’s annual equity awards are typically made by the Compensation Committee in November of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the new year. The Company typically does not make stock option and other stock awards other than annually except in certain cases for key members of management hired during the course of a year.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;

•	encouraging stock ownership by eligible persons;

•	increasing the proprietary interests of eligible persons in the success of the Company;

•	encouraging eligible persons to remain with the Company or its affiliates; and

•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant options and other stock awards and how many of such to grant to eligible persons under our stock plan, consideration is given to each individual's past performance and contribution to the Company as well as that individual's expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process each year, both the Chairman and the CEO, after consultation with each other named executive, establish that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the Chairman and the CEO evaluate the executive’s overall performance. Individual performance objectives may include operational metrics that may reflect corporate or departmental goals or may include specific operational objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The Chairman’s and CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the Chairman’s and CEO’s observations of, and interaction with, the executive throughout the year. The Chairman and the CEO also consider the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the Chairman’s and CEO’s evaluation of an executive’s performance, the Chairman and the CEO assess the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Chairman’s and CEO’s evaluations of the executive’s performance.

The above evaluation provides the basis for the Chairman’s and CEO’s recommendation to the Compensation Committee of stock awards for each named executive. The Compensation Committee meets with both the Chairman and CEO and discusses their recommendations with them before meeting separately in executive session to discuss the Chairman and CEO’s recommendations and making a final determination of the stock awards to the named executives. The Compensation Committee applies similar factors in determining the stock awards to the Chairman and the CEO. The Compensation Committee’s evaluation of the Chairman’s and CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the Chairman and CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the Chairman’s and CEO’s performance.

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In November 2014, the Compensation Committee authorized awards of options, performance-based restricted units and time-based restricted units to our named executive officers and a number of other key employees, using the recommendations from Cook & Co. described above and other considerations as described above and below. For our named executive officers, the Compensation Committee set a target equity award value based upon recommendations from Cook & Co., which reviewed peer group data, and taking into account the Black-Scholes valuation of each named executive officer’s equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 50 percent of the target value was represented by performance-based restricted units, approximately 25 percent in time-based restricted units and approximately 25 percent in options. Under this methodology, the awards to each of our named executive officers were as follows:

•	Mr. Buck was granted options to acquire 4,736 common shares (1.1% of the total 11/13 management option grant) and 4,766 restricted stock units (4.8% of the total 11/13 restricted stock award, composed of 1,100 time-based restricted stock units and 3,666 performance-based restricted stock units). These grants were based on the factors described above and Mr. Buck’s leadership role as Chairman and his direct influence on the extent of our continued future growth via the pursuit of acquisitions, direction and counsel to Mr. Isabella, and assistance with other executive development.

•	Mr. Isabella was granted options to acquire 23,247 common shares (5.5% of the total 11/13 management option grant) and 23,871 restricted stock units (24.0% of the total 11/13 restricted stock award, composed of 5,509 time-based restricted stock units and 18,362 performance-based restricted stock units). These grants were based on the factors described above and Mr. Isabella’s leadership role as CEO and his ability to drive our continued future operational growth and success, as well as organizational optimization and maintaining positive investor relations.

•	Mr. Nowicki was granted options to acquire 7,531 common shares (1.8% of the total 11/13 management option grant) and 7,578 restricted stock units (7.6% of the total 11/13 restricted stock award, composed of 1,749 time-based restricted stock units and 5,829 performance-based restricted stock units). These grants were based on the factors described above and Mr. Nowicki’s key role as CFO and his position to assist with our continued future operational growth and success, as well as formulating the proper future capital structure and maintaining positive investor relationships.

•	Mr. Cooper was granted options to acquire 4,311 common shares (1.0% of the total 11/13 management option grant) and 4,338 restricted stock units (4.4% of the total 11/13 restricted stock award, composed of 1,001 time-based restricted stock units and 3,337 performance-based restricted stock units). These grants were based on the factors described above and Mr. Cooper’s key role as General Counsel and his position in assisting with our continued future growth, including assisting with all acquisitions, as well as monitoring company-wide legal compliance.

In addition to the above equity compensation awards, the Compensation Committee authorized an additional grant of 14,573 time-based restricted stock units to Mr. Nowicki. These time-based restricted stock units have been granted by the Compensation Committee to encourage Mr. Nowicki to remain with the Company for the long term and represent units that will vest and be convertible into common shares upon the fifth anniversary of the grant date.

Each option above had an exercise price of $36.19, vests one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant. Except as noted above, all of the time-based restricted stock units will vest and be convertible into common shares upon the third anniversary. All of the performance-based restricted units will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital, net of cash, at the end of the three-year period ending September 30, 2016. The actual number of those units that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level.

Employment Agreements

There are no employment, severance or change-in-control agreements currently entered into by and between any current executive and the Company.

Stock Ownership Guidelines

We do not have a formal policy regarding minimum stock ownership requirements for our named executive officers. We encourage ownership through option grants and other stock awards and with an option to invest in the Company's stock in our 401(k) plan.

Retirement Plans

We sponsor a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants' before-tax contributions up to 3% of eligible compensation. During fiscal 2014, we contributed a match of $7,650 for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the Board of Directors. Total Company profit-sharing contributions of approximately $1.0 million were made for fiscal 2014 and allocated to participants' accounts after year-end, based on a formula that considers a participant's compensation below and above the social security taxable base, up to certain IRS limits ($255,000 for fiscal 2014).

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

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Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive's compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs. During fiscal 2014, we reimbursed Mr. Nowicki for actual moving expenses and temporary housing as part of his offer of employment with the Company.

Tax Deductibility of Compensation

Section 162(m) of the Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and other specified officers, unless, in addition to other requirements, the compensation qualifies as performance based compensation. The Company is currently entitled to a deduction in connection with options exercised under our stock option plan by such executive officers and the vesting of performance-based restricted stock. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.

Compensation for Fiscal Year 2015

In reviewing and determining executive compensation levels for fiscal 2015, the Compensation Committee utilized Cook & Co. to review the latest data for our peer group of distribution companies in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by Cook & Co., and at their recommendation, we have made no modifications to our peer group. The peer group data was one consideration included in the Compensation Committee’s process of determining executive compensation for fiscal year 2015. The Compensation Committee uses the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own discretion in setting overall executive compensation.

In setting executive compensation for fiscal 2015, the Compensation Committee largely followed the same methodology used in setting executive compensation for fiscal 2014, based in part on its consideration of the results of the shareholder advisory vote on our executive compensation held on February 12, 2014, in which over 98% of the shares present at the meeting and entitled to vote supported the compensation of our named executive officers.

With respect to base salaries, the Compensation Committee reviewed Mr. Buck's base salary and the Board of Directors kept his salary at $300,000. The Board of Directors set Mr. Isabella’s base salary for fiscal 2015 at $645,000. The Board of Directors set Mr. Nowicki’s base salary at $445,050 and Mr. Cooper's base salary at $423,846. These salaries for fiscal 2015 were unchanged for Mr. Buck while reflecting a 2.4%, 3.5% and 2.0% increase for Mr. Isabella, Mr. Nowicki and Mr. Cooper, respectively, and were based on the Compensation Committee’s annual considerations discussed above as well as consideration of the compensation survey information provided by Cook & Co.

With respect to annual cash incentives for fiscal 2015, a base bonus amount has again been set for each participant. The bonuses for our named executive officers will be based 80% on a Company-wide income before taxes target and 20% on qualitative performance evaluations of strategic performance goals by the Compensation Committee of our Chairman and our Chief Executive Officer and by our Chairman and our Chief Executive Officer of the other named executive officers, as presented to the Compensation Committee. The named executives have an opportunity to earn total bonuses for fiscal 2015 of up to $180,000 (Mr. Buck), $1,161,000 (Mr. Isabella), $356,040 (Mr. Nowicki) and $264,480 (Mr. Cooper), respectively, which includes potential maximum performance bonuses up to 80% of the base bonus for Mr. Isabella and 60% for Mr. Nowicki and Mr. Cooper.

With respect to equity compensation, in November 2014 the Compensation Committee authorized awards of options and restricted stock units to our named executive officers and a number of other key employees, which included a mix of stock options, time-based restricted stock units and performance-based restricted stock units. The fiscal 2015 awards to each of these named executive officers were as follows:

•	Mr. Buck was granted options to acquire 4,641 common shares and 6,588 restricted stock units (comprised of 2,196 time-based restricted stock units and 4,392 performance-based restricted stock units);

•	Mr. Isabella was granted options to acquire 23,247 common shares and 32,996 restricted stock units (comprised of 10,999 time-based restricted stock units and 21,997 performance-based restricted stock units);

•	Mr. Nowicki was granted options to acquire 7,380 common shares and 10,475 restricted stock units (comprised of 3,492 time-based restricted stock units and 6,983 performance-based restricted stock units); and

•	Mr. Cooper was granted options to acquire 4,225 common shares and 6,588 restricted stock units (comprised of 1,999 time-based restricted stock units and 3,998 performance-based restricted stock units).

Each option above has an exercise price of $26.25, vest one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant. All of the time-based restricted stock units will vest and be convertible into common shares upon the third anniversary of the grant date. All of the performance-based restricted stock units will vest and be convertible into common shares if the Company attains a targeted average three-year return on invested capital, net of cash, at the end of a three-year period. The actual number of those shares that will vest can range from 0% to 125% of this number

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depending upon actual company performance below or above the target level. All of the time-based restricted units will vest and be convertible into common shares on the third anniversary of the date of grant.

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Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE:

Stuart A. Randle, Chairman
James J. Gaffney
Wilson B. Sexton
Richard W. Frost

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Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2014, 2013 and 2012, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2014, and by our other executive officers who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers. No disclosure is provided for fiscal 2012 for Mr. Nowicki because he was not a named executive officer during that period.

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal year	Salary ($)	Stock awards (2) ($)	Option awards (3) ($)	Non-equity incentive plan compensation (1) ($)	All other compensation (4) ($)	Total ($)
Robert R. Buck	2014	311,538	172,482	75,632	18,000	25,962	603,614
Chairman	2013	303,819	260,285	63,692	18,058	33,176	679,030
	2012	328,608	168,480	52,643	361,164	32,869	943,764

Paul M. Isabella	2014	640,112	863,964	378,831	47,250	28,409	1,958,566
President and Chief Executive	2013	595,193	792,463	233,011	58,411	301,007	1,980,085
Officer	2012	567,312	512,928	192,606	810,144	38,598	2,121,588

Joseph M. Nowicki	2014	437,308	801,645	120,267	21,500	109,149	1,489,869
Executive Vice President and	2013	192,308	307,440	84,657	10,000	60,594	654,999
Chief Financial Officer

Ross D. Cooper	2014	427,793	156,992	68,845	16,206	26,710	696,546
Senior Vice President, General	2013	410,702	211,050	52,780	15,647	35,264	725,443
Counsel and Secretary	2012	384,433	135,720	41,349	238,426	33,926	833,853

(1)	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.
(2)	The amounts in this column represent the estimated grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. These amounts are being recognized by the Company as share-based compensation expense over a three-year performance measurement or vesting period, except in the case for Mr. Buck which were recognized upon grant. For additional information regarding assumptions underlying the valuation of equity awards and the calculation methods, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2014.
(3)	The amounts in this column represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. These amounts are recognized by the Company as share-based compensation expense over the three-year vesting period, except in the case for Mr. Buck which were recognized upon grant. For additional information, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2014.
(4)	Includes Company matching and profit-sharing contributions to the 401(k) plan (a combined $10,454 for each in 2014) along with auto allowance and fuel cost reimbursement. Also includes $87,361 to Mr. Nowicki as reimbursement related to his relocation.

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The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2014.

FISCAL 2014 GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			Stock awards: shares of stock or units (3) (#)		Option awards: securities underlying options (4) (#)	Exercise or base price of option or stock awards ($/sh)	Grant date fair value of stock and option awards (5) ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert R. Buck	11/22/2013	$—	$180,000	$180,000
	11/22/2013									4,736	$36.19	$75,632
	11/22/2013							1,100			$—	$39,809
	11/22/2013				—	3,666	4,583				$—	$132,673

Paul M. Isabella	11/22/2013	$—	$630,000	$1,134,000
	11/22/2013									23,722	$36.19	$378,831
	11/22/2013							5,510			$—	$199,407
	11/22/2013				—	18,363	22,954				$—	$664,557

Joseph M. Nowicki	11/22/2013	$—	$215,000	$344,000
	11/22/2013									7,531	$36.19	$120,267
	11/22/2013							1,749			$—	$63,296
	11/22/2013							14,573	(6)		$—	$527,397
	11/22/2013				—	5,829	7,287				$—	$210,952

Ross D. Cooper	11/22/2013	$—	$162,059	$259,294
	11/22/2013									4,311	$36.19	$68,845
	11/22/2013							1,001			$—	$36,226
	11/22/2013				—	3,337	4,172				$—	$120,766

__________

(1)	The non-equity incentive plan awards above were based on Company-wide income before taxes and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”
(2)	The vesting of these restricted units is subject to the Company meeting an ROIC metric over a three-year period ending September 30, 2016, and the units can vest at a percentage equal to 0% to 125% of the target. See Compensation Discussion and Analysis under the heading “Equity Compensation.”
(3)	These time-based restricted stock units will vest and be convertible into common shares upon the third anniversary of the grant date, unless noted otherwise.
(4)	These options vest (i.e., become exercisable) in three equal parts on the first, second and third anniversaries of the grant date and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Equity Compensation.”
(5)	This column shows the grant date fair value of stock options and restricted units awarded to the named executives in fiscal 2014, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 10 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2014.
(6)	These time-based restricted stock units have been granted by the Compensation Committee to encourage key persons to remain with the Company and represent units that will vest and be convertible into common shares upon the fifth anniversary of the grant date.

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The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (2) (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (3) (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Robert R. Buck	—	2,004	$18.72	11/18/2021
	—	3,218	$30.15	11/14/2022
	—	4,736	$36.19	11/22/2023
								9,000	$229,320
								8,633	$219,969
								3,666	$93,410
					1,100		$28,028

Paul M. Isabella	45,000	—	$8.04	11/19/2017
	40,000	—	$12.25	10/22/2018
	31,100	—	$14.45	11/06/2019
	12,019	—	$15.47	11/16/2020
	10,000	—	$17.87	01/01/2021
	14,667	7,333	$18.72	11/18/2021
	5,887	11,772	$30.15	11/14/2022
	—	23,722	$36.19	11/22/2023
								27,400	$698,152
								26,284	$669,716
								18,363	$467,889
					5,510		$140,395

Joseph M. Nowicki	1,667	3,333	$38.43	03/25/2023
	—	7,531	$36.19	11/22/2023
								5,829	$148,523
					1,749		$44,565
					14,573	(4)	$371,320

Ross D. Cooper	1,549	—	$15.47	11/16/2020
	1,574	1,574	$18.72	11/18/2021
	1,334	2,666	$30.15	11/14/2022
	—	4,311	$36.19	11/22/2023
								7,250	$184,730
								7,000	$178,360
								3,337	$85,027
					1,001		$25,505

(1)	All options were granted on the date which is ten years prior to the expiration date for such grants. All options granted under our 2004 Stock Plan vest in three equal parts on the first, second and third anniversary of the date of grant.
(2)	These time-based restricted stock units will vest and be convertible into common shares upon the third anniversary of the grant date, unless noted otherwise. The total market value is based on the price of our common stock of $25.48 per share at the end of fiscal year 2014.
(3)	The vesting of these performance-based restricted stock units are subject to the Company meeting ROIC metrics over the three three-year periods ending September 30, 2014, September 30, 2015 and September 30, 2016. The total market value is based on the price of our common stock of $25.48 per share at the end of fiscal year 2014 and vesting at target.
(4)	These time-based restricted stock units have been granted by the Compensation Committee to encourage Mr. Nowicki to remain with the Company long term and represent units that will vest and be convertible into common shares upon the fifth anniversary of the grant date. The total market value is based on the price of our common stock of $25.48 per share at the end of fiscal year 2014.

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The following table sets forth certain information regarding option awards exercised and stock awards vested by the named executive officers during the fiscal year ended September 30, 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting (2) ($)
Robert R. Buck	6,284	$95,608	13,875	$515,318
Paul M. Isabella	—	$—	31,913	$1,185,249
Joseph M. Nowicki	—	$—	—	$—
Ross D. Cooper	—	$—	8,048	$298,903

(1)	Values are calculated by multiplying the differences between the market prices and exercise prices on the dates of the exercises of the options by the number of common shares acquired upon the exercises of such options.
(2)	Values are calculated by multiplying the market prices on the dates of vesting of the stock awards by the number of common shares received upon the vesting of such awards.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option agreements with our named executive officers, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control. Based on the price of the Company's stock of $25.48 as of September 30, 2014, the values of unvested stock options for the named executives as of that date (based on the difference between such stock price and the exercise prices) were as follows: Mr. Buck — $13,547, Mr. Isabella — $49,571, Mr. Nowicki — $0 and Mr. Cooper — $10,640.

Pursuant to restricted share and unit awards with our named executive officers, restricted shares and units will vest upon death or disability (at target in the case of performance-based awards). Based on the price of the Company's stock of $25.48 as of September 30, 2014, the values of the number of unvested restricted shares and units that would vest on death or disability as of that date for the named executive officers were as follows: Mr. Buck — $570,727, Mr. Isabella — $1,976,152, Mr. Nowicki — $768,247 and Mr. Cooper — $473,622. Upon a change in control, restricted shares and units will vest (at the maximum level in the case of performance-based shares and units). Based on the price of the Company's stock of $25.48 as of September 30, 2014, the values of the number of unvested restricted shares and units that would vest on a change in control as of that date for the named executive officers were as follows: Mr. Buck — $713,408, Mr. Isabella — $2,470,190, Mr. Nowicki — $960,309 and Mr. Cooper — $592,028. In the case of retirement, restricted shares and units will vest (in the case of performance-based shares and units, at the end of the performance period based on actual performance (or upon death, if earlier, at the target level)). Please see the second sentence of this paragraph for the values of the number of restricted shares and units that would vest upon retirement, based on the price of the Company’s stock of $25.48 as of September 30, 2014, for the named executive officers, assuming that performance-based shares and units vest at target.

Beginning in fiscal 2015, equity awards contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, an award shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based award).

Employment Agreements

There are no employment, severance or change-in-control agreements currently entered into by and between any current executive and the Company.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2014, the Compensation Committee of our Board of Directors was comprised of Stuart Randle, James Gaffney, Wilson Sexton and Richard Frost. There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

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Compensation of Directors

The table below summarizes the compensation we paid to our non-employee directors during the year ended September 30, 2014.

Director	Fees earned or paid in cash ($)	Stock awards (1) ($)	Total ($)
James J. Gaffney	$75,000	$90,018	$165,018
Peter M. Gotsch (2)	$87,500	$90,018	$177,518
Stuart A. Randle	$75,000	$90,018	$165,018
Wilson B. Sexton	$67,500	$90,018	$157,518
Richard W. Frost	$65,000	$90,018	$155,018
Neil S. Novich	$80,000	$90,018	$170,018

(1)	These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718.
(2)	Lead Independent Director.

As of September 30, 2014, options outstanding, options exercisable and stock awards outstanding for each non-employee director included the following:

Director	Options outstanding	Options exercisable	Stock awards outstanding
James J. Gaffney	36,470	36,470	13,092
Peter M. Gotsch	—	—	13,092
Stuart A. Randle	55,220	55,220	13,092
Wilson B. Sexton	70,220	70,220	10,713
Richard W. Frost	—	—	6,818
Neil S. Novich	—	—	6,818

Our non-employee director compensation program is comprised of the following:

•	an annual retainer of $50,000;

•	an annual stock award valued at approximately $90,000 which fully vests on the first anniversary of the grant date but does not settle until the date of the director's termination of service on the Board (grants prior to fiscal 2014 settle on a date that is six months after the Director’s termination of service on the Board);

•	an additional annual retainer of $20,000 for the Lead Independent Director;

•	an additional annual retainer of $20,000 for the Audit Committee Chair and $10,000 for the other committee chairs; and

•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees.

Additional fees may be payable if the number of Board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors.

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CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Controller, and any other persons performing similar functions. This code of conduct is available on our website at www.becn.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had no agreements with related parties nor did we enter into any transactions with related parties during fiscal 2014.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH
RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2015 annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2014, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2016 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 7, 2015. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 14, 2015 and no later than November 13, 2015, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors
/s/ Ross D. Cooper
ROSS D. COOPER, Secretary
Herndon, Virginia
January 5, 2015

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